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                                                           (Firm Letterhead)







January 13, 2003


Securities and Exchange Commission
Washington, D.C. 20549


Ladies and Gentlemen:

     We are currently principal accountants for BankAtlantic Bancorp, Inc. and, under the date of January 29, 2002 (except for Note 24, as to which the date is March 22, 2002), we reported on the consolidated financial statements of BankAtlantic Bancorp, Inc. as of and for the years ended December 31, 2001 and 2000. On January 7, 2003, we were notified that BankAtlantic Bancorp, Inc. engaged PriceWaterhouseCoopers as its principal accountant for the year ending December 31, 2003 and that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of BankAtlantic Bancorp, Inc.'s consolidated financial statements as of and for the year ended December 31, 2002, and the issuance of our report thereon. We have read BankAtlantic Bancorp, Inc.'s statements included under Item 4 of its Form 8-K dated January 13, 2003, and we agree with such statements, except that we are not in a position to agree or disagree with BankAtlantic Bancorp, Inc.'s statement that the change was approved by the Audit Committee of the board of directors and we are not in a position to agree or disagree with BankAtlantic Bancorp, Inc.'s statement that PriceWaterhouseCoopers were not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on BankAtlantic Bancorp, Inc.'s consolidated financial statements.

Very truly yours,


/s/KPMG LLP
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KPMG LLP